Exhibit 99.1
Alight Reports Fourth Quarter and Full Year 2025 Results
– Fourth quarter revenue of $653 million –
– Full year cash provided by operating activities of $360 million; free cash flow of $250 million –

CHICAGO, IL – February 19, 2026 – Alight, Inc. (NYSE: ALIT), a leading provider of health, wealth, and leave administrative solutions, today reported results for the fourth quarter and full year ended December 31, 2025.

“In 2025, Alight delivered revenue of $2.3 billion, strong cash provided by operating activities, and free cash flow,” said Rohit Verma, Alight’s Chief Executive Officer. “As a leader in the benefits administration space with significant market share across the Fortune 500, our results reflect the Company’s tremendous market recognition with over 30 million people on our platform and $1.7 trillion in assets under administration. Our plan to return to sustainable growth is rooted in our enviable market position and is grounded in three operating principles: deliver service and operational excellence; innovate products that create value and actionable insights; and build relationships that result in enduring, trusted partnerships. These principles are reflected in the high satisfaction rate we achieved during the 2025 annual enrollment season, the favorable response to our recently piloted conversational AI assist agent, and our recent renewals and expansions.”

Presentation of Results
Beginning with the quarter ended March 31, 2024, the Company began accounting for the assets, liabilities and operating results of the Payroll & Professional Services business as discontinued operations. As such, the financial information contained in this release is presented on a continuing operations basis, unless otherwise noted. The Payroll & Professional Services business transaction closed on July 12, 2024.
Fourth Quarter 2025 Highlights (all comparisons are relative to fourth quarter 2024)
•Revenue decreased 4.0% to $653 million
•Gross profit of $240 million and gross profit margin of 36.8%, compared to $271 million and 39.9% in the prior year period, respectively, and adjusted gross profit of $272 million and adjusted gross profit margin of 41.7%, compared to $300 million and 44.1% in the prior year period, respectively
•Net loss of $933 million compared to the prior year period net income of $29 million, primarily driven by a $803 million non-cash goodwill impairment charge
•Adjusted EBITDA of $178 million compared to the prior year period of $217 million
•Diluted earnings (loss) per share of $(1.78) compared to $0.05 in the prior year period, and adjusted diluted earnings per share of $0.18 compared to $0.24 per share in the prior year period
•Declared and paid a $0.04 per share dividend
Full Year 2025 Highlights (all comparisons are relative to full year 2024)
•Revenue decreased 3.0% to $2,262 million

•Gross profit of $765 million and gross profit margin of 33.8%, compared to $794 million and 34.0% in the prior year period, respectively, and adjusted gross profit of $883 million and adjusted gross profit margin of 39.0%, compared to $904 million and 38.8% in the prior year period, respectively
•Net loss of $3,078 million compared to the prior year period net loss of $140 million, primarily driven by the $3,124 million non-cash goodwill impairment charge
•Adjusted EBITDA of $561 million compared to the prior year period of $556 million
•Diluted earnings (loss) per share of $(5.83) compared to $(0.25) in the prior year period, and adjusted diluted earnings per share of $0.50 compared to $0.48 per share in the prior year period
•Repurchased $65 million of common stock under existing share repurchase program
Fourth Quarter 2025 Results
Revenue decreased 4.0% to $653 million, as compared to $680 million in the prior year period. The decrease was due to lower project revenue and lower net commercial activity. Recurring revenues were 93.0% of total revenue.
Gross profit was $240 million, or 36.8% of revenue, compared to $271 million, or 39.9% of revenue in the prior year period. The decrease in gross profit was primarily due to lower revenues and an increase in compensation expense.
Selling, general and administrative expenses decreased $37 million when compared to the prior year period. This was due to a reduction in professional fees incurred related to the sale and separation of the Payroll & Professional Services business, lower share based compensation expense and lower restructuring costs.
During the quarter, the Company recognized a non-cash goodwill impairment charge of $803 million after evaluating current business trends and the market valuation of the Company. This non-cash charge does not impact day-to-day operations.
Interest expense of $24 million increased $4 million from the prior year period. The increase was due to higher interest expense net of swaps, lower interest income, partially offset by the benefit of the 2025 debt repricing.
The Company’s loss from continuing operations before income taxes was $713 million compared to income from continuing operations before income taxes of $55 million in the prior year period. The change was primarily attributable to the non-cash goodwill impairment charge partially offset by, the non-operating fair value remeasurement of the tax receivable agreement and lower selling, general and administrative expenses.
Full Year 2025 Results
Revenue decreased 3.0% to $2,262 million, as compared to $2,332 million in the prior year period. The decrease was due to lower net commercial activity and lower project revenue. Recurring revenues were 93.2% of total revenue.
Gross profit was $765 million, or 33.8% of revenue, compared to $794 million, or 34.0% of revenue in the prior year period. The decrease in gross profit was primarily driven by lower revenue as noted above partially offset by productivity savings.
Selling, general and administrative expenses decreased $150 million when compared to the prior year period. This was due to lower professional fees incurred related to the sale and separation of the Payroll and Professional Services business, a reduction in stock based compensation expense and productivity savings.

Interest expense of $92 million decreased $11 million from the prior year period. Interest expense benefited from the repricing of the 2028 term loan and the $740 million debt pay down in the third quarter of 2024, partially offset by the Company's hedges and lower interest income.
The Company’s loss from continuing operations before income taxes was $3,062 million compared to loss from continuing operations before income taxes of $148 million in the prior year period. The change was primarily attributable to the non-cash goodwill impairment charge, and the non-operating fair value remeasurements of financial instruments, partially offset by lower selling, general and administrative expenses, a change in fair value remeasurements of the tax receivable agreement and lower interest expense as a result of the debt pay down.
Balance Sheet Highlights
As of December 31, 2025, the Company’s cash and cash equivalents balance was $273 million, total debt was $2,005 million and total debt net of cash and cash equivalents was $1,732 million.
Subsequent Event
The Company announces it will replace its cash dividend with more efficient capital allocation activities, including deleveraging the balance sheet and, subject to market and other conditions, for share repurchases. The Company believes that these are more effective mechanisms to drive long-term shareholder value creation than dividends at the current price levels.
Earnings Conference Call and Webcast Information
A conference call to discuss the Company’s fourth quarter and full year 2025 financial results is scheduled for today, February 19, 2026 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). Interested parties can access the live webcast and accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. A replay of the conference call and the accompanying presentation materials will be available on the investor relations website for approximately 90 days.
About Alight Solutions
Alight is a leading provider of health, wealth, and leave administrative solutions for many of the world’s largest organizations and over 30 million people. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. Our Alight Worklife® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more about the Alight Benefits Advantage™ at alight.com.
Contacts
Investors:
investor.relations@alight.com
Media:
Mariana Fischbach
mariana.fischbach@alight.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our capital allocation activities including our potential to deleverage our balance sheet and engage in share repurchases, as well as our ability to drive long-term shareholder value creation. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks related to our ability to successfully execute the next phase of our strategic transformation, including our ability to effectively and appropriately separate the Payroll and Professional Services business, risks related to declines in economic activity in the industries, markets, and regions our clients serve, including as a result of macroeconomic factors beyond our control, heightened interest rates or changes in monetary, trade and fiscal policies, competition in our industry, risks related to cyber-attacks and security vulnerabilities and other significant disruptions in our information technology systems and networks, risks related to our ability to maintain the security and privacy of confidential, personal or proprietary data, risks related to actions or proposals from activist stockholders, and risks related to our compliance with applicable laws and regulations, including changes thereto. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on February 27, 2025, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this press release and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Non-GAAP Financial Measures and Other Information
The Company refers to certain non-GAAP financial measures in this press release, including: Adjusted EBITDA From Continuing Operations, Adjusted EBITDA Margin From Continuing Operations, Adjusted Net Income From Continuing Operations, Adjusted Diluted Earnings Per Share From Continuing Operations, Free Cash Flow, Adjusted Gross Profit and Adjusted Gross Profit Margin. Please see below for additional information and for reconciliations of such non-GAAP financial measures. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.
Adjusted EBITDA From Continuing Operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items, including goodwill impairments, that we do not consider in the evaluation of ongoing operational performance. Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations divided by revenue. Both Adjusted EBITDA From Continuing Operations and Adjusted EBITDA Margin From Continuing Operations are non-GAAP financial measures used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods as well as to evaluate our core operating performance.
Adjusted Net Income From Continuing Operations, which is defined as net income (loss) from continuing operations adjusted for intangible amortization and the impact of certain non-cash items, including goodwill impairments, that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share From Continuing Operations.
Adjusted Diluted Earnings Per Share From Continuing Operations is defined as Adjusted Net Income From Continuing Operations divided by the adjusted weighted-average number of shares of Alight Inc. common stock, diluted. Adjusted Diluted Earnings Per Share From Continuing Operations is used by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.

Free Cash Flow is defined as cash provided by operating activities net of capital expenditures. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities such as dividends and stock repurchases.
Adjusted Gross Profit is defined as revenue less cost of services adjusted for depreciation, amortization and share-based compensation, and Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by revenue. Management uses Adjusted Gross Profit and Adjusted Gross Profit Margin as key measures in making financial, operating and planning decisions and in evaluating our performance. We believe that presenting Adjusted Gross Profit and Adjusted Gross Profit Margin is useful to investors as it eliminates the impact of certain non-cash expenses and allows a direct comparison between periods.
Revenue Under Contract is an operational metric that represents management’s estimate of anticipated revenue expected to be recognized in the period referenced based on available information that includes historical client contracting practices. The metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Our metric may differ from similar terms used by other companies and, therefore, comparability may be limited.

Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share amounts)	2025	2024	2025	2024
Revenue	$653	$680	$2,262	$2,332
Cost of services, exclusive of depreciation and amortization	383	383	1,386	1,442
Depreciation and amortization	30	26	111	96
Gross Profit	240	271	765	794

Operating Expenses
Selling, general and administrative	114	151	435	585
Depreciation and intangible amortization	73	76	296	299
Goodwill impairment	803	—	3,124	—
Total Operating expenses	990	227	3,855	884
Operating Income (Loss) From Continuing Operations	(750)	44	(3,090)	(90)
Other (Income) Expense
(Gain) Loss from change in fair value of financial instruments	(2)	(3)	(1)	(57)
(Gain) Loss from change in fair value of tax receivable agreement	(59)	(17)	(93)	34
Interest expense	24	20	92	103
Other (income) expense, net	—	(11)	(26)	(22)
Total Other (income) expense, net	(37)	(11)	(28)	58
Income (Loss) From Continuing Operations Before Taxes	(713)	55	(3,062)	(148)
Income tax expense (benefit)	220	26	16	(8)
Net Income (Loss) From Continuing Operations	(933)	29	(3,078)	(140)
Net Income (Loss) From Discontinued Operations, Net of Tax	1	(21)	(21)	(19)
Net Income (Loss)	(932)	8	(3,099)	(159)
Net income (loss) attributable to noncontrolling interests	—	—	(2)	(2)
Net Income (Loss) Attributable to Alight, Inc.	$(932)	$8	$(3,097)	$(157)

Earnings (Loss) Per Share
Basic and Diluted
Continuing operations	$(1.78)	$0.05	$(5.83)	$(0.25)
Discontinued operations	$0.00	$(0.04)	$(0.04)	$(0.04)
Net Income (Loss)	$(1.78)	$0.01	$(5.87)	$(0.29)

Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2025	December 31, 2024
(in millions, except par values)
Assets
Current Assets
Cash and cash equivalents	$273	$343
Receivables, net	387	471
Other current assets	234	214
Fiduciary assets	248	239
Total Current Assets	1,142	1,267
Goodwill	83	3,212
Intangible assets, net	2,573	2,855
Fixed assets, net	378	396
Deferred tax assets, net	15	41
Other assets	377	422
Total Assets	$4,568	$8,193

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$253	$355
Current portion of long-term debt, net	20	25
Other current liabilities	353	273
Fiduciary liabilities	248	239
Total Current Liabilities	874	892
Deferred tax liabilities	14	22
Long-term debt, net	1,985	2,000
Long-term tax receivable agreement	508	757
Financial instruments	—	51
Other liabilities	141	158
Total Liabilities	$3,522	$3,880
Commitments and Contingencies
Stockholders' Equity
Preferred stock at $0.0001 par value: 1.0 shares authorized, none issued and outstanding	$—	$—
Class A Common Stock: $0.0001 par value, 1,000.0 shares authorized; 566.5 and 560.5 shares issued, and 523.9 and 531.7 shares outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Class B Common Stock: $0.0001 par value, 20.0 shares authorized; 9.9 and 10.0 issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Class V Common Stock: $0.0001 par value, 175.0 shares authorized; 0.5 and 0.5 issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	—	—
Class Z Common Stock: $0.0001 par value, 12.9 shares authorized; none issued and outstanding	—	—
Treasury stock, at cost (42.6 and 28.8 shares at December 31, 2025 and December 31, 2024, respectively)	(284)	(219)
Additional paid-in-capital	5,065	5,141
Accumulated deficit	(3,757)	(660)
Accumulated other comprehensive income	20	47
Total Alight, Inc. Stockholders' Equity	$1,044	$4,309
Noncontrolling interest	2	4
Total Stockholders' Equity	$1,046	$4,313
Total Liabilities and Stockholders' Equity	$4,568	$8,193

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(in millions)	2025	2024
Operating activities:
Net Income (Loss) From Continuing Operations	$(3,078)	$(140)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	126	115
Intangible asset amortization	281	280
Noncash lease expense	7	11
Financing fee and premium amortization	2	—
Share-based compensation expense	19	76
(Gain) loss from change in fair value of financial instruments	(1)	(57)
(Gain) loss from change in fair value of tax receivable agreement	(93)	34
Release of unrecognized tax provision	—	(1)
Deferred tax expense (benefit)	8	(19)
Goodwill impairment	3,124	—
Other	15	(1)
Changes in operating assets and liabilities:
Accounts receivable	84	(37)
Accounts payable and accrued liabilities	(90)	31
Other assets and liabilities	(44)	(99)
Cash provided by operating activities - continuing operations	360	193
Cash provided by operating activities - discontinued operations	—	59
Net cash provided by operating activities	$360	$252
Investing activities:
Net proceeds from sale of business	(13)	968
Capital expenditures	(110)	(121)
Cash provided by (used in) investing activities - continuing operations	(123)	847
Cash used in investing activities - discontinued operations	—	(11)
Net cash provided by (used in) investing activities	$(123)	$836
Financing activities:
Dividend payments	(86)	(21)
Net increase (decrease) in fiduciary liabilities	9	5
Repayments to banks	(20)	(765)
Principal payments on finance lease obligations	(22)	(27)
Payments on tax receivable agreements	(100)	(62)
Tax payment for shares/units withheld in lieu of taxes	(12)	(59)
Repurchase of shares	(65)	(167)
Other financing activities	(2)	—
Cash used for financing activities - continuing operations	(298)	(1,096)
Cash provided by (used in) financing activities - discontinued operations	—	22
Net Cash provided by (used in) financing activities	$(298)	$(1,074)
Effect of exchange rate changes on cash, cash equivalents and restricted cash - continuing operations	—	1
Effect of exchange rate changes on cash, cash equivalents and restricted cash - discontinued operations	—	(3)
Net increase (decrease) in cash, cash equivalents and restricted cash	(61)	12
Cash, cash equivalents and restricted cash balances from:
Continuing operations - beginning of year	$582	$558
Discontinued operations - beginning of year	—	1,201
Less fiduciary cash transferred with sale of business	—	1,189
Continuing operations - end of period	$521	$582

Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted EBITDA from Continuing Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2025	2024	2025	2024
Net Income (Loss) From Continuing Operations	$(933)	$29	$(3,078)	$(140)
Interest expense	24	20	92	103
Income tax expense (benefit)	220	26	16	(8)
Depreciation	33	32	126	115
Intangible amortization	70	70	281	280
EBITDA From Continuing Operations	(586)	177	(2,563)	350
Share-based compensation	5	17	19	76
Transaction and integration expenses (1)	4	25	16	82
Restructuring	11	18	55	63
(Gain) Loss from change in fair value of financial instruments	(2)	(3)	(1)	(57)
(Gain) Loss from change in fair value of tax receivable agreement	(59)	(17)	(93)	34
Goodwill impairment and other (2)	805	—	3,128	8
Adjusted EBITDA From Continuing Operations (3)	$178	$217	$561	$556
Revenue	$653	$680	$2,262	$2,332
Adjusted EBITDA Margin From Continuing Operations (4)	27.3%	31.9%	24.8%	23.8%
(1)Transaction and integration expenses primarily relate to acquisition and divestiture activities.
(2)Goodwill impairment and other primarily includes $3,124 non-cash goodwill impairment charges for the year ended December 31, 2025.
(3)Adjusted EBITDA excludes the impact of discontinued operation.
(4)Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations as a percentage of revenue.

Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted Net Income and Adjusted Diluted Earnings per Share From Continuing Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
(in millions, except share and per share amounts)
Numerator:
Net Income (Loss) From Continuing Operations Attributable to Alight, Inc. (1)	$(933)	$29	$(3,076)	$(138)
Conversion of noncontrolling interest	—	—	(2)	(2)
Intangible amortization	70	70	281	280
Share-based compensation	5	17	19	76
Transaction and integration expenses (2)	4	25	16	82
Restructuring	11	18	55	63
(Gain) Loss from change in fair value of financial instruments	(2)	(3)	(1)	(57)
(Gain) Loss from change in fair value of tax receivable agreement	(59)	(17)	(93)	34
Goodwill impairment and other (3)	805	—	3,128	8
Tax effect of adjustments (4)	195	(12)	(61)	(85)
Adjusted Net Income From Continuing Operations	$96	$127	$266	$261

Denominator:
Weighted average shares outstanding - basic	523,003,557	532,282,913	527,567,685	539,861,208
Dilutive effect of the exchange of noncontrolling interest units	—	510,237	—	510,237
Dilutive effect of RSUs	—	1,287,553	—	—
Weighted average shares outstanding - diluted	523,003,557	534,080,703	527,567,685	540,371,445
Exchange of noncontrolling interest units(5)	494,717	28,080	506,234	518,412
Impact of unvested RSUs(6)	7,617,889	6,037,553	7,617,889	7,325,106
Adjusted shares of Class A Common Stock outstanding - diluted(7)(8)	531,116,163	540,146,336	535,691,808	548,214,963

Basic (Net Loss) Earnings Per Share From Continuing Operations	$(1.78)	$0.05	$(5.83)	$(0.25)
Diluted (Net Loss) Earnings Per Share From Continuing Operations	$(1.78)	$0.05	$(5.83)	$(0.25)
Adjusted Diluted Earnings Per Share From Continuing Operations	$0.18	$0.24	$0.50	$0.48
(1)Excludes the impact of discontinued operations.
(2)Transaction and integration expenses primarily relate to acquisition and divestiture activities.
(3)Goodwill impairment and other primarily includes $3,124 million non-cash goodwill impairment charges for the year ended December 31, 2025.
(4)Income tax effects have been calculated based on the statutory tax rates for both U.S. and foreign jurisdictions based on the Company's mix of income and adjusted for significant changes in fair value measurement.
(5)Assumes the full exchange of the units held by noncontrolling interests for shares of Class A Common Stock of Alight, Inc. pursuant to the exchange agreement.
(6)Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.
(7)Excludes two tranches of contingently issuable seller earnout shares: (i) 7.5 million shares will be issued if the Company's Class A Common Stock's volume-weighted average price ("VWAP") is >$12.50 for any 20 trading days within a consecutive period of 30 trading days; (ii) 7.5 million shares will be issued if the Company's Class A Common Stock VWAP is >$15.00 for any 20 trading days within a consecutive period of 30 trading days. Both tranches have a seven-year duration.
(8)Excludes approximately 0.7 million and 10.9 million performance-based units, which represents the gross number of shares expected to vest based on achievement of performance conditions as of December 31, 2025 and 2024, respectively.

Gross Profit to Adjusted Gross Profit Reconciliation
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2025	2024	2025	2024
Gross Profit	$240	$271	$765	$794
Add: stock-based compensation	2	3	7	14
Add: depreciation and amortization	30	26	111	96
Adjusted Gross Profit	$272	$300	$883	$904
Gross Profit Margin	36.8%	39.9%	33.8%	34.0%
Adjusted Gross Profit Margin	41.7%	44.1%	39.0%	38.8%

Free Cash Flow Reconciliation
(Unaudited)

	Year Ended December 31,
($ in millions)	2025	2024
Non-GAAP free cash flow reconciliation:
Cash provided by operating activities - continuing operations	$360	$193
Capital expenditures	(110)	(121)
Non-GAAP free cash flow	$250	$72

Other Select Financial Data
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2025	2024	2025	2024
Revenue Disaggregation
Recurring	$607	$617	$2,108	$2,135
Project	46	63	154	197
Total revenue	$653	$680	$2,262	$2,332

BPaaS revenue	$166	$146	$539	$499

Gross Profit
Total gross profit	$240	$271	$765	$794
Total gross margin	36.8%	39.9%	33.8%	34.0%

Adjusted Gross Profit
Total adjusted gross profit	$272	$300	$883	$904
Total adjusted gross margin percent	41.7%	44.1%	39.0%	38.8%

Adjusted EBITDA From Continuing Operations
Adjusted EBITDA From Continuing Operations	$178	$217	$561	$556
Adjusted EBITDA Margin From Continuing Operations	27.3%	31.9%	24.8%	23.8%

Free Cash Flow
Free Cash Flow From Continuing Operations			$250	$72